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Exhibit 6(d)(i)


                                LETTER AGREEMENT

                            SSgA LARGE CAP VALUE FUND
                    SSgA LARGE CAP GROWTH OPPORTUNITIES FUND

                             DISTRIBUTION AGREEMENT

August 28, 2003


State Street Global Markets LLC
One International Place
Boston, MA  02110

Ladies and Gentlemen:

Pursuant to Paragraph 1 of the Distribution Agreement between the SSgA Funds and State Street Global Markets LLC dated March 1, 2002, the SSgA Funds advise you that it is creating two new series to be named SSgA Large Cap Value Fund and SSgA Large Cap Growth Opportunities Fund (the "Funds"), and that the SSgA Funds desire State Street Global Markets LLC to serve as Distributor with respect to the Funds pursuant to the terms and conditions of the Distribution Agreement. The fee to be charged by Distributor to the Fund in return for its services will be as set forth in the Distribution Agreement.

Notwithstanding anything to the contrary in Paragraph 14, the initial term of the Distribution Agreement with respect to the Funds shall be until April 12, 2004.

Please acknowledge your acceptance of acting as Distributor to the Funds by executing this letter agreement in the space provided below and then returning it to the undersigned.

Sincerely,

SSgA FUNDS

By:
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     Lynn L. Anderson
     President

ACKNOWLEDGED AND ACCEPTED

State Street Global Markets LLC

By:
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Its:
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